Exhibit 10.9

Amendment to Kasbian Nuriel Chirich Employment Agreement

This Amendment to the Employment Agreement (the “Amendment”) is made and entered into this 24th day of July, 2016 (the “Effective Date”), by and between Cellect Biotherapeutics Ltd., an Israeli company, with offices at 23 Hataas St., Kfar Saba, Israel (hereinafter the “Company”), and Kasbian Nuriel Chirich I.D. Number: 55483143, an individual whose address is 5 Hairis St., Rishpon, Israel (the “Employee”). (the Company and the Employee shall each be referred hereto as a “Party”, and collectively, as the “Parties”).

Whereas, on April 30, 2013, effective as of July 1 2013 the Parties entered into Employment Agreement, in the form attached hereto as Schedule A (the “Original Agreement”); and

Whereas, the Parties wish to make certain amendments to the Original Agreement; and

Whereas, Section 10.5 of the Original Agreement provides, among other things, that it may be amended with the written document executed by both Parties.

NOW, THEREFORE, IT IS DECLARED AND AGREED AS FOLLOWS:

1.	Object of the Amendment. Except as specifically modified in this Amendment, the provisions, terms, conditions and definitions in the Original Agreement shall remain in full force and effect and shall apply to this Amendment mutatis mutandis.

2.	Amendments to the Original Agreement.

2.1.	Sections 2.2 to the Original Agreement with respect to the Working Hours shall be amended as follows:

The Employee shall be employed by the Company on a basis of 75% of full time employment in a position of Active Chairman of The Board of Directors of the Company.

2.2.	Sections 2.1- 2.2 in Appendix A to the Original Agreement with respect to the Monthly Salary shall be amended as follows:

The Monthly gross salary of the Employee for 75% position shall be NIS 30,000 (the “Monthly Salary”).

Upon (i) the successful completion of a financing round in an amount exceeding US$ 7.5 million or (ii) successful completion of a transaction including among other: merger, acquisition, join venture, in a valuation of at least US$ 10 million, the Monthly Salary for 75% position will increase to NIS 35,000.

2.3.	Section 3 in Appendix A to the Original Agreement with respect to the Annual Bonus shall be amended as follows:

The employee shall be entitled to an annual bonus of up to NIS 100,000 subject to targets which has been determined by the Compensation Committee and Board for year 2016, as following:

(i)	Subject to successful completion of a financing round in an accumulated amount exceeding US$ 4 million and up to US$10 million, the Employee shall be entitled to an Annual Bonus of NIS 50,000.

(ii)	Subject to successful completion of a financing round in an accumulated amount exceeding US$ 10 million or more, the Employee shall be entitled to an Annual Bonus of NIS 100,000.

(iii)	subject to successful completion of a financing round in an amount exceeding US$ 2 million or (ii) successful completion of a transaction including among other: merger, acquisition, join venture, in a valuation of at least US$ 2 million, the Employee shall be entitled to an Annual Bonus of NIS 25,000.

•	In any case the total of an Annual Bonus does not exceed NIS 100,000.

2.4.	Section 4 in Appendix A to the Original Agreement with respect to the Reimbursement and Travel Expenses shall be amended as follows:

The Employee shall be entitled to reimbursement of expenses in accordance with the Company’s standard policy for senior executive management in effect from time to time. In the case that employee in his capacity will be required to travel abroad the company will buy him business class air ticket, in transatlantic flights.

2.5.	Section 5 in Appendix A to the Original Agreement with respect to the Managers’ insurance shall be amended as follows:

(i)	Managers Insurance. The Company shall pay an aggregate amount equal to 14-1/3 and or 13-1/3%of the Employee’s monthly installment of the Monthly Salary for the preceding month to a Managers Insurance (Bituach Menahalim) policy respectively (the “Policy”) and/or a comprehensive pension plan (“Pension Plan”) through an agency and with an insurance company or a pension fund, to be selected by the Employee, to be divided as follows: 8-1/3% towards Severance (the “Company’s Severance Contribution”); 6% toward provident (pensions compensation) or 5% for management insurance (“ביטוח מנהלים”) (all in accordance with Section 14 of the Severance Compensation Act, 1963). In addition to the 14-1/3 and or 13-1/3% mentioned above, at the beginning of each month the Company shall deduct from the monthly installment of the Monthly Salary of Employee an amount equal to 5.5% of the Employee’s monthly installment of the Monthly Salary for the preceding month, and shall pay such amount as premium payable in respect of the provident pensions compensation component of Policy or 5% for management insurances (all in accordance with Section 14 of the Severance Compensation Act, 1963). In addition the Company shall also pay up to 2.5% of the Employee’s monthly installment of the Monthly Salary towards loss of (working capacity) disability insurance (depending on the cost to the Company necessary to provide coverage). In the event the Employee elects to be insured under a Pension Plan, the allocations shall be modified in accordance with the Pension Plans policies, provided, in any event they do not exceed the amounts set forth above.

Section 14 of the Severance Compensation Law – 1963.

(ii)	It is hereby agreed that upon termination of employment under this Agreement, the Company shall release to the Employee all amounts accrued in the Pensions and or Managers Insurance on account of both the Company’s and Employee’s contributions. It is hereby clearly agreed and understood that the amounts accrued in the Pensions and/or Managers Insurance on account the Company’s contribution [i.e. 13.33%-14.33 of each monthly installment of the Monthly Salary payment] shall be in lieu and in full and final substation of any severance pay the Employee shall be or become entitled to under any applicable Israeli law.

(iii)	The Company hereby waives in advance any right to any amounts accrued in the Pensions and/or Managers Insurance, unless the Employee is either not entitled to Severance Pay according to Section 17 of the Severance Compensation Act, 1963, or has withdrawn amounts from the Pensions and/or Managers Insurance not due or as a result of an “Entitling Event”, as such term is defined in the General Approval of the Labor Minister, dated June 30, 1998, issued in accordance to the said Section 14 (the “General Approval”).

(iv)	Sub-Sections (i) and (ii) are in accordance with Section 14 of the Severance Compensation Act, 1963 and the General Approval, a copy of which is attached hereby as Exhibit A.

2.6.	Section 6 in Appendix A to the Original Agreement with respect to the Continuing Education Fund shall be amended as follows:

(i)	The Employee shall be entitled to participate in the Company’s continuing education fund (Keren Hishtalmut). The Company shall contribute an amount equal to seven and a half percent (7.5%) of the Employee’s Monthly Salary and shall deduct two and a half percent (2.5%) of the Employee’s Monthly Salary and transfer it as the Employee’s contribution.

(ii)	It is clarified that unless Employee instructs Company, in writing, to transfer Company contributions exceeding that recognized for such purpose by the tax authorities directly to Employee as part of the Salary, such contributions shall be transferred to the Study Fund. For the avoidance of doubt, any and all tax charges in connection with Company contributions shall be borne solely by Employee.

(iii)	Upon termination of Employment, Company will remit to Employee all sums accumulated for Employee’s benefit in the Study Fund. Notwithstanding, in the event of termination for Cause, Company’s contribution to the Study Fund (principal + interest) shall not be remitted to Employee but rather returned to the Company.

3.	Entire Agreement. This Amendment and the Original Agreement constitute the full and entire understanding and agreement between the Parties with regard to the subject matters hereof and thereof.

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IN WITNESS WHEREOF, THE PARTIES HERETO HAVE CAUSED THIS AMENDMENT TO BE EXECUTED THE DAY AND YEAR WRITTEN ABOVE.

/s/ Ronen Twito		/s/ Kasbian Nuriel Chirich

Cellect Biotherapeutics Ltd.		Kasbian Nuriel Chirich

By:	Ronen Twito

Title:	Chief Financial Officer